Exhibit 4(c)

Cumulative Preferred Stock--$25 Par                                      DRAFT
$25 par value                                                          1/13/94



                   FORM OF CERTIFICATE OF AMENDMENT TO THE
                       CERTIFICATE OF INCORPORATION OF
                         ELIZABETHTOWN WATER COMPANY



TO:  The Secretary of State
     State of New Jersey

          Pursuant to the provisions of Section 14A:7-1(2) and Section 14A:7-

2, Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its

Certificate of Incorporation:

     1. The name of the corporation is Elizabethtown Water Company (hereinafter sometimes called the "Consolidated Corporation").

     2. The following amendment to Article VII of the Certificate of Incorporation was duly adopted by the Pricing Committee of the Board of Directors of the Consolidated Corporation on the ___ day of _______, 1994 pursuant to authority vested in the Board of Directors by the Certificate of Incorporation, exercised on behalf of the Board of Directors by the Pricing Committee pursuant to resolutions of the Board of Directors so authorizing it to act:

          WHEREAS, it appears desirable to establish a new series of Cumulative Preferred Stock--$25 Par, $25 par value, and to determine the rights and preferences of the shares of such series in respect of any or all of which there may be variations between different series in accordance with the authority granted to and vested in the Board of Directors by the Certificate of Incorporation of the Consolidated Corporation,

          RESOLVED, that _______ of the authorized and unissued shares of Cumulative Preferred Stock--$25 Par of the par value of $25 per share be and they hereby are established as a series of Cumulative Preferred Stock--$25 Par and, for the purpose of setting forth the designation, and the rights and preferences of the shares of said series in those respects in which the shares thereof may vary from the shares of other series of Preferred Stock, as set forth in the Certificate of Incorporation, Article VII of said Certificate of Incorporation as heretofore amended be and hereby is amended, pursuant to authority therein granted to and vested in the Board of Directors, as follows:

          Without limitation of any authority conferred upon the Board of Directors in the Certificate of Incorporation, there shall be a series of Cumulative Preferred Stock--$25 Par, $25 par value, to consist of _______ shares and designated as "$______ Cumulative Preferred Stock-- $25 Par"; and the rights and preferences of the $_______ Cumulative Preferred Stock--$25 Par in those respects in which the shares thereof may vary from the shares of other series shall be as follows:

          (a) Dividends. The rate of dividend on the $_______ Cumulative Preferred Stock--$25 Par shall be $_______ per annum. Dividends shall be payable on each outstanding share of such series on the first days of March, June, September and December in each year for the quarterly dividend periods immediately preceding such dividend payment dates, and dividends shall be cumulative from the first day of the quarterly dividend period in which such share is issued; provided, however, that with respect to the dividends payable on ________ ___, 1994, the first day of the dividend period with respect to which such dividend is paid on any share of the $______ Cumulative Preferred Stock--$25 Par originally issued during the quarterly dividend period preceding such dividend payment date shall be the day of the actual issuance of such share;

          (b) Redemption. Shares of the $______ Cumulative Preferred Stock- -$25 Par shall not be redeemable at the option of the Consolidated Corporation prior __________ __, ____. On and after such date, the prices at which shares of the $_______ Cumulative Preferred Stock--$25 Par may be so redeemed shall be as follows:

      If Redemption Is Made
       During the 12 Month
     Period Ending ______ __                 Redemption
          In the Year                      Price Per Share
     -----------------------               ---------------

                                             $



     plus accrued dividends in each case to the date of redemption.

          Any shares of $_______ Cumulative Preferred Stock--$25 Par so redeemed may be given the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of Preferred Stock, but none of such shares shall be reissued as shares of $_______ Cumulative Preferred Stock--$25 Par and no shares of Preferred Stock (in addition to the _______ shares thereof initially proposed to be issued) shall be issued as shares of $________ Cumulative Preferred Stock--$25 Par;

          (c) Involuntary Liquidation, Dissolution or Winding-up. The amount payable in respect of the $_______ Cumulative Preferred Stock-- $25 Par in the event of involuntary liquidation, dissolution or winding-up of the Consolidated Corporation shall be $25 per share, plus accrued dividends;

          (d) Voluntary Liquidation, Dissolution or Winding-up. The amount payable in respect of the $_______ Cumulative Preferred Stock--$25 Par in event of voluntary liquidation, dissolution or winding-up of the Consolidated Corporation shall be the redemption price in effect at the date of such liquidation as set forth in clause (b) hereof; provided that if such voluntary liquidation, dissolution or winding-up of the Consolidated Corporation occurs prior to _________ __, ____, the amount payable per share shall be $________;

          Neither the merger nor consolidation of the Consolidated Company into or with any other Corporation, nor the merger or consolidation of any other corporation into or with the Consolidated Company, nor any sale, lease, or conveyance of all or any part of the property or business of the Consolidated Company, shall be deemed to be a liquidation, dissolution or winding-up of the Consolidated Corporation for purposes of clauses (c) and (d) above.

          (e) No Conversion Rights. The shares of $____ Cumulative Preferred Stock--$25 Par shall not be, by their terms, convertible or exchangeable; and

          [(f) Sinking Fund. As a sinking fund for the $______ Cumulative Preferred Stock--$25 Par, the Consolidated Corporation shall call for redemption and redeem out of funds legally available therefor on [or before] __________ __ in each year commencing with the year ____, and continuing so long as any shares of the $______ Cumulative Preferred Stock--$25 Par are outstanding, at a redemption price of $25 per share, plus accrued and unpaid dividends thereof to the date fixed for redemption, ________ shares of the $________ Cumulative Preferred Stock- -$25 Par or such lesser number of shares as are then outstanding; [provided, however, that on any such date fixed for redemption the Consolidated Corporation may, at its option, call for redemption and redeem out of funds legally available therefor at the redemption price specified above an additional amount of shares of the $______ Cumulative Preferred Stock--$25 Par, but only upon the condition that the maximum number of shares of the $______ Cumulative Preferred Stock--$25 Par which the Consolidated Corporation shall be entitled to optionally redeem over and above the _______ shares required to be redeemed on any such date fixed for redemption shall not be in excess of _______ on any such date and shall not in the aggregate exceed _______ shares. No such additional redemption pursuant to the preceding sentence, and no optional redemptions made pursuant to the provisions of clause (b) hereof, shall in any way reduce the number of shares of the $_______ Cumulative Preferred Stock--$25 Par required to be redeemed on each date fixed for sinking fund redemption subsequent to the date on which such additional or optional redemption is made.] The Consolidated Corporation may credit shares of the $_______ Cumulative Preferred Stock--$25 Par purchased by or on behalf of the Consolidated Corporation against its obligations to make such sinking fund redemptions. Whenever on any such __________ __ funds legally available therefor are insufficient to permit the Consolidated Corporation to redeem the full number of shares of $______ Cumulative Preferred Stock--$25 Par required to be redeemed on such date, the number of shares of $______ Cumulative Preferred Stock--$25 Par required to be redeemed pursuant to this clause
     (f) on the next succeeding _________ __ shall be increased by an amount equal to the difference between the number of shares of $______ Cumulative Preferred Stock--$25 Par so redeemed and the number of such shares that would have been redeemed had there been sufficient funds legally available therefor. Any redemption pursuant to the provisions hereof shall be made in the manner, and upon notice given, pursuant to
     Article VII, subparagraph 2.B(c) of the Certificate of Incorporation of the Consolidated Corporation, as amended; provided, however, that each such notice shall state that redemption is being made to satisfy the sinking fund requirements for the $_____ Cumulative Preferred Stock--$25 Par.

          3. The Certificate of Incorporation of the Consolidated Corporation is amended so that the designation and number of shares of the series of Cumulative Preferred Stock--$25 Par, $25 par value, acted upon in the resolution described in paragraph 2 hereof, and the relative rights, preferences and limitations of such series, are as stated in such resolution.


Dated this _________ day of _________, 199_


                                   ELIZABETHTOWN WATER COMPANY



                                   By:_________________________
                                      Name:
                                      Title